Exhibit 10.3

June 10, 2010

Rick Hegberg

Address on File

Dear Rick:

We very much enjoyed our conversations with you during the interview process and are pleased to offer you the position of Vice President Worldwide Sales, based in our Santa Clara facility and reporting to me in my role as President and Chief Executive Officer. You will be responsible for all aspects of leadership of our sales and field support organizations, including developing business and sales strategies to maximize revenue generating opportunities and to increase market penetration for all Atheros products. Your annual base salary will be $280,000 less any applicable taxes.

You will be eligible to participate in the Executive Incentive Plan. Your target annual bonus for the 2010 plan year will be 90% of your actual base earnings – 70% tied to baseline targets, and 20% for achievement of stretch goals. A copy of the plan will be provided upon hire.

Also, upon approval by the appropriate committee of the Board of Directors, you will receive (1) an option to purchase 65,000 shares of the common stock of the Company and (2) 40,000 Restricted Stock Units (RSUs). One quarter of the option shares will vest on the first anniversary of your hire date and the remaining shares will vest monthly over the following three years during your continued employment. One quarter of the restricted stock units will vest in an open trading window approximately one year after your hire date and the remaining shares will vest quarterly from that date over the next three years during your employment.

Upon commencing work with the Company, you will receive $100,000 as a signing bonus. In the event your employment with the Company voluntarily terminates prior to the first anniversary of your start date, you agree to fully refund the $100,000 signing bonus to the Company. You agree to keep all terms of this bonus confidential and not disclose it to anyone other than your spouse, your tax advisor or your attorney.

To support your relocation to the Bay Area, we will reimburse you for household and family moving expenses up to $40,000. Expenses will be reimbursed based upon submission of actual receipts and be subject to any applicable tax withholding. We will also provide you with 30 days of temporary living. In the event your employment with the Company voluntarily terminates prior to the first anniversary of your start date, you agree to refund a prorated portion of the relocation support provided to the Company. Once your move has been completed, and no later than 12 months following your hire date, any remaining relocation support funds will be paid out to you in the form of a taxable cash bonus.

You will be eligible to participate in all of Atheros’ employee benefits, including medical, dental, and vision health coverage as well as life insurance, short and long-term disability, the employee stock purchase plan, 401k plan, and paid time off. See attachments for more details. You will also be eligible to participate in the Executive Incentive Plan described above, subject to annual review and approval by the appropriate committee of the Board of Directors.

Rick, we are looking forward to having you join the Atheros team during this exciting time in our growth and we look forward to all your contributions.

If you have any questions, don’t hesitate to contact me at 408-773-5208; I’ll do what I can to either answer your questions myself or to have your questions answered by HR.

Sincerely,

/s/ Craig H. Barratt
Craig Barratt
President and CEO
Atheros Communications, Inc.

Please acknowledge your acceptance by signing below where indicated, faxing one signed letter to the Human Resources confidential fax at (408) 736-8774, and returning the signed letter to Atheros. I also ask that you review and sign the Proprietary Information and Inventions Agreement and the Arbitration Agreement and Severance and Change in Control Agreement, both of which are attached with this offer letter. Your signature acknowledges your receipt and understanding of and agreement with the attachments as well as this offer letter, which will remain effective until June 11, 2010.

Start Date:

Accepted by:	/s/ Richard Hegberg	Dated:	6.16.2010
Richard Hegberg